Exhibit 99.1

FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. RAISES $9.2 MILLION TO AUGMENT ACQUISITION ‘WAR CHEST’

HOUSTON – (June 28, 2010) – Rick’s Cabaret International, Inc. (NASDAQ: RICK), the nation’s leading group of upscale gentlemen’s clubs, said today it has completed a new $9.2 million round of financing through convertible debentures.

The funds will be used to augment cash the company has accumulated that can be used to make acquisitions of additional gentlemen’s clubs or chains of clubs or for other purposes. Rick’s Cabaret currently owns 20 clubs nationwide with a 21st club scheduled to open later this summer.

“The new funds mean we have more than $18 million in our war chest to acquire clubs that will be accretive to our earnings,” said Eric Langan, President and CEO of Rick’s Cabaret. “We are currently having ongoing negotiations over several properties and we are constantly looking for clubs that fit our model and have the potential to become strong contributors to our growth story.”

“Mr. Langan said he expected private owners of several major clubs may offer their properties for sale before the end of 2010 in an effort to leverage the current applicable long-term capital gains rates, which are set to expire at the end of this year.  Absent some modification to applicable law, the current long-term capital gain rate of 15 percent will increase to 20 percent for all higher income taxpayers beginning in 2011.

The new three-year debentures bear interest at 10 percent per annum and can be convertible into shares of Rick’s common stock at $10.25 per share. The debentures are redeemable by the company on or after six months from issuance if the closing price of Rick’s stock is at least $13.47 for 20 consecutive trading days. In addition, the company issued three year warrants exercisable at $10.25 that can be called by Rick’s Cabaret if the shares underlying the warrants are registered and the closing price for 20 consecutive trading days is $14.35. Other terms of the debentures and the warrants will be available in the company’s 8-K filing with the SEC.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) is home to upscale adult nightclubs serving primarily businessmen and professionals that offer live entertainment, dining and bar operations. Nightclubs in New York City, Miami, Philadelphia, New Orleans, Charlotte, Dallas, Houston, Minneapolis and other cities operate under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at these locations. Rick’s Cabaret also operates a media division, ED Publications, and owns the adult Internet membership Website couplestouch.com as well as a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricks.com http://www.ricks.com/.

Contact:  Allan Priaulx, 212-338-0050, allan@ricks.com